Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-181767) and the related Prospectus Supplement of Eagle Materials Inc. of our report dated September 26, 2012, with respect to the combined financial statements of Lafarge Target Business (Carve-Out of Certain Operations of Lafarge North America Inc.) for the years ended December 31, 2011 and 2010, included in this Current Report on Form 8-K of Eagle Materials Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

September 26, 2012